                                                                    Exhibit 99.2


                              BCSB Bankcorp, Inc.
                         Proposed Holding Company for
                     Baltimore County Savings Bank, F.S.B.
                              Baltimore, Maryland

                         Proposed Marketing Materials

                            Marketing Materials for
                              BCSB Bankcorp, Inc.
                              Baltimore, Maryland

                               Table of Contents
                               -----------------

I.        Press Release
          A.   Explanation
          B.   Schedule
          C.   Distribution List
          D.   Press Release Examples

II.       Advertisements
          A.   Explanation
          B.   Schedule
          C.   Advertisement Examples

III.      Question and Answer Brochure
          A.   Explanation
          B.   Quantity and Method of Distribution
          C.   Example

IV.       Officer and Director Support Brochure
          A.   Explanation
          B.   Method of Distribution
          C.   Example

V.        IRA Mailing
          A.   Explanation
          B.   Quantity and Method of Distribution
          C.   IRA Mailing Example

VI.       Counter Cards and Lobby Posters
          A.   Explanation
          B.   Quantity

VII.      Invitations
          A.   Explanation
          B.   Quantity - Method of Distribution
          C.   Examples

VIII.     Letters
          A.   Explanation
          B.   Method of Distribution
          C.   Examples

IX.       Proxygram
          A.   Explanation
          B.   Example

                              I.  Press Releases


A.   Explanation

     In an effort to assure that all customers, community members and other interested investors receive prompt accurate information in a simultaneous manner, the Bank will forward press releases to area newspapers, radio stations, etc. at various points during the Reorganization and Stock Issuance process.

     Only press releases approved by Issuer's Counsel and the OTS will be forwarded for publication in any manner.

B.   Schedule

     1.   Approval of the Reorganization and Stock Issuance

     2.   Close of Stock Offering

                     National and Local Distribution List
                     ------------------------------------


The Bank should provide a supplemental distribution list that includes all local newspapers that it considers to be within its market area.

                               (TO BE PROVIDED)

Press Release                 FOR IMMEDIATE RELEASE
                              ---------------------
                              For More Information Contact:
                              Michael J. Dietz
                              President and Chief Executive Officer
                              Baltimore County Savings Bank, F.S.B.
                              (410) 256-5000


                     BALTIMORE COUNTY SAVINGS BANK, F.S.B.
                     -------------------------------------

           REORGANIZATION FROM MUTUAL SAVINGS BANK TO MUTUAL HOLDING
           ---------------------------------------------------------

                                 COMPANY APPROVED
                                 ----------------

     Michael J. Dietz, President and Chief Executive Officer of Baltimore County Savings Bank, F.S.B. (the "Bank"), Baltimore, Maryland, announced today that the Bank has received approval from the Office of Thrift Supervision to reorganize from the mutual form of ownership to the mutual holding company form of organization. As part of the Reorganization, the Bank will become a wholly owned subsidiary of BCSB Bankcorp, Inc. (the "Company").

     Pursuant to a Plan of Stock Issuance, the Company is offering up to 2,052,750 shares, subject to adjustment, of its common stock, at a price of $10.00 per share. The stock will be offered on a priority basis to depositors of the bank as of September 30, 1996, the Company's Employee Stock Ownership Plan and depositors of the Bank as of December 31, 1997. Concurrent with the Subscription Offering, and subject to availability, stock will be offered to persons who reside in Baltimore and Harford Counties, Maryland. The Subscription and Community Offering (together, the "Offering") will be managed by Trident Securities, Inc. of Raleigh, North Carolina. Prospectuses describing, among other things, the terms of the Offering will be mailed to eligible depositors of the Bank on or about ___________, 1998.

     As a result of the reorganization, the Bank will operate as a subsidiary of BCSB Bankcorp. According to Mr. Dietz, "Our day to day operations will not change as a result of the reorganization and deposits will continue to be insured by the FDIC up to the applicable legal limits."

     In connection with the reorganization and stock issuance, the Company intends to establish a charitable foundation. The Bank and Company will create the Baltimore County Savings Bank Foundation (the "Foundation"), which will be incorporated under Maryland law as a non-stock corporation. The Foundation will be dedicated to charitable and educational purposes within Baltimore and Harford Counties in Maryland.

     Customers or members of the community with questions concerning the reorganization should call the Stock Information Center at (410) 256-0460, or visit the Bank's main office at 55 East Avenue in Baltimore.

This is neither an offer to sell nor a solicitation of an offer to buy the stock of BCSB Bankcorp, Inc. The offer is made only by the Prospectus. The shares of Common Stock are not deposits or savings accounts and will not be insured by the
                                                           ---
Federal Deposit Insurance Corporation or any other government agency.

Press Release                 FOR IMMEDIATE RELEASE
                              ---------------------
                              For More Information Contact:
                              Michael J. Dietz
                              President and Chief Executive Officer
                              Baltimore County Savings Bank, F.S.B.
                              (410) 256-5000

          BCSB BANKCORP, INC. COMPLETES REORGANIZATION AND STOCK SALE
          -----------------------------------------------------------

     Baltimore, Maryland - (_______, 1998) Michael J. Dietz, President and Chief Executive Officer of Baltimore County Savings Bank, F.S.B. (the "Bank"), announced today that BCSB Bankcorp, Inc. (the "Company"), the holding company for the Bank, will complete its stock offering on _________, 1998 in connection with the Bank's reorganization from the mutual form of organization to the mutual holding company form of organization as a wholly owned subsidiary of the Company. __________ shares were sold at $10.00 per share in connection with the stock offering.

     On ________, 1998, the Bank's Plan of Reorganization and the establishment of a charitable foundation were approved by the Bank's voting depositors at a special meeting of the Bank's members..

     Mr. Dietz indicated that the board of directors of the Bank want to express their thanks for the response to the stock offering and that the Bank looks forward to continuing to serve the needs of its customers and the community as a stock institution. The offering was managed Trident Securities, Inc. The stock is expected to commence trading on the Nasdaq National Market System under the symbol "BCSB" on ___________, 1998.

                                 II.  Advertisements

A.   Explanation

     The intended use of the attached advertisement "A" is to notify the Bank's customers and members of the local community that the Reorganization and Stock Issuance offering is underway.

     The intended use of advertisement "B" is to remind the Bank's customers and members of the local community of the closing date of the stock offering.

B.   Media Schedule

     1. Advertisement A - To be run immediately following regulatory approval and run as often as weekly thereafter.
     2. Advertisement B - To be run during the last week of the subscription offering.

The Bank may, depending upon the response from customers and the community, choose to run fewer ads or no ads at all.

Advertisement (A)
--------------------------------------------------------------------------------

This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the Prospectus. These shares have not been approved or disapproved by the Securities and Exchange Commission or the Office of Thrift Supervision, nor has such commission or office passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is unlawful.


New Issue
---------
_______, 1998

                                ________ Shares

                    These shares are being offered pursuant
             to a Plan of Reorganization and Stock Issuance whereby

                     Baltimore County Savings Bank, F.S.B.

                            Baltimore, Maryland will
                  reorganize from the mutual form of ownership
              to the mutual holding company form of organization
                    and become a wholly owned subsidiary of

                              BCSB Bankcorp, Inc.

                                 Common Stock

                                ---------------

                             Price $10.00 Per Share

                                ---------------


                            Trident Securities, Inc.

               For a copy of the prospectus call (410) ________.

Copies of the Prospectus may be obtained in any State in which this announcement

--------------------------------------------------------------------------------

Advertisement (B)

--------------------------------------------------------------------------------

          ATTENTION: BALTIMORE COUNTY SAVINGS BANK, F.S.B.'S ELIGIBLE
                 DEPOSITORS AND MEMBERS OF OUR LOCAL COMMUNITY

                       _____________, IS THE DEADLINE TO
                      ORDER STOCK OF BCSB BANKCORP, INC.


          Eligible depositors of Baltimore County Savings Bank, F.S.B.
            and members of our local community have the opportunity
       to invest in Baltimore County Savings Bank, F.S.B. by subscribing for common stock in its proposed holding company
                               BCSB BANKCORP, INC.

                 A Prospectus relating to these securities is
                   available at our office or by calling our
               Stock Information Center at (410) _____________.

                 This announcement is not an offer to sell or a solicitation of an offer to buy the stock of BCSB Bankcorp, Inc. The offer is made only by the Prospectus. The shares of Common Stock are not deposits or savings accounts and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

--------------------------------------------------------------------------------

                      III.  Question and Answer Brochure



A.   Explanation

     The Question and Answer brochure is an essential marketing piece in any Reorganization and Stock Issuance. It serves to answer some of the most commonly asked questions in "plain, everyday language". Although most of the answers are taken verbatim from the Prospectus, it saves a prospective investor from searching for the answer to a simple question.

B.   Method of Distribution

     There are four primary methods of distribution of the Question and Answer brochure. However, regardless of the method the brochures are always accompanied by a Prospectus.

     1. A Question and Answer brochure is sent out in the initial mailing to all eligible account holders of the Bank.

     2.   Question and Answer brochures are available at the Bank.

     3. Question and Answer brochures are distributed in information packets at community meetings.

     4. Question and Answer brochures are sent out in a standard information packet to all interested investors who phone the Stock Information Center requesting information.

                       Questions and Answers Concerning
           The Plan of Reorganization and The Plan of Stock Issuance

                     Baltimore County Savings Bank, F.S.B.
                              Baltimore, Maryland


    Questions and Answers Regarding the Subscription and Community Offering

                     Mutual Holding Company Reorganization

     Baltimore County Savings Bank, F.S.B.'s Board of Directors have unanimously adopted a Plan of Reorganization pursuant to which Baltimore County Savings Bank, F.S.B. (the "Bank") will reorganize from a federally chartered mutual savings bank into a federally chartered stock savings bank. As part of the Reorganization, the Bank will become a wholly owned subsidiary of a stock holding company (the "Holding Company") and the Holding Company will become a subsidiary of a mutual holding company, Baltimore County Savings Bank, M.H.C. (the "Mutual Holding Company"). In conjunction with this Reorganization, the Holding Company will offer up to 49% of its common stock in a stock offering to the depositors of the Bank. The remaining stock, which will not constitute less than a majority of the common stock, will be owned by the Mutual Holding Company.

     The Reorganization is subject to approval by the Bank's depositors and the appropriate regulatory authorities. Complete details on the Reorganization are contained in the Prospectus and Proxy Statement.

1.   Q.   What will be the effect of the Reorganization?

          The Bank will create a Holding Company named BCSB Bankcorp, Inc. (the "Company") and the Mutual Holding Company as part of the Reorganization. BCSB Bankcorp, Inc. will own 100% of the Bank's stock.

               . The Mutual Holding Company will own no less than 51% of the stock of BCSB Bancorp.
               .  Stockholders will own no more than 49% of BCSB Bancorp.
               . Qualifying depositors will receive subscription rights to purchase stock in BCSB Bancorp.

2.   Q.   What is the reason for the Reorganization and Stock Issuance?

     A. The Board of Directors of Baltimore County Savings Bank, F.S.B. has studied the issue of mutual holding company reorganizations for quite some time. With the many regulatory changes our industry faces today, the Board felt that being in the mutual holding company form of ownership provided us with greater regulatory and capital structure flexibility to meet our future challenges.

          The Reorganization will permit the Holding Company to issue capital stock, which is a source of capital not available to mutual savings banks. If the Bank elected to undertake a standard conversion, applicable regulations would have required a greater amount of stock to be sold, resulting in the raising of an amount of capital that could not be effectively utilized by the Bank.

          The Reorganization will also provide the Bank with additional flexibility to structure and finance the expansion of it's operations including the possible acquisition of other financial institutions. At the same time, Baltimore County Savings Bank, F.S.B.'s mutual form of ownership and it's desire to remain an independent savings bank will be preserved. It is very important to the Bank to remain a community-oriented institution focused on providing a high quality of service to our customers.

3.   Q.   Will the Reorganization have any effect on my savings account or loan account with the Bank?

     A. No. Customers will be served in the same offices by the same staff. The Reorganization will not affect the amount, interest rate or withdrawal rights of deposit accounts, which will continue to be insured by the Federal Deposit Insurance Corporation to the maximum legal limit. Likewise, the loan accounts and rights of borrowers will not be affected.

4.   Q.   Will there be changes in directors, officers or employees of the Bank as a result of the Reorganization?

     A. No. Officers and employees of the Bank will continue in their current capacities. The directors of the Bank will serve as the initial directors of the Holding Company.

5.   Q.   Does the Company anticipate paying cash dividends on the Holding
          Company's common stock?

     A. BCSB Bancorp intends to pay cash dividends at an initial annual rate of $.50 per share. The Holding Company's ability to pay dividends will depend on the net proceeds retained from the Offering and on dividends received from the Bank, which is subject to various regulatory restrictions on the payment of dividends.

6.   Q.   How will the proceeds from the Offering be used?

     A. Net proceeds from the sale of the Stock are estimated to be between $14.5 million and $19.8 million. The Holding Company plans to contribute to the Bank 50% of the net proceeds from the Offering and retain the remainder of the net proceeds. The Holding Company intends to use a portion of the net proceeds retained by it to make a loan directly to an employee stock ownership plan (the "ESOP") to enable the ESOP to purchase 8% of the common stock. The proceeds retained by the Holding

          Company after funding the ESOP initially will be invested in short-term and intermediate-term securities, including cash and cash equivalents and U.S. government and agency obligations. Funds retained by the Holding Company may be used to support the future expansion of operations and for other business or investment purposes, including the acquisition of other financial institutions and/or branch offices, although there are no current plans, arrangements, understandings or agreements regarding such expansion or acquisitions. Subject to applicable limitations, such funds also may be used in the future to repurchase shares of common stock. Funds contributed to the Bank from the Holding Company will be used for general business purposes. The proceeds will be used to support the Bank's lending and investment activities and thereby enhance the Bank's capabilities to service the borrowing and other financial needs of the communities it serves. In addition, the Bank will use a portion of the net proceeds, currently estimated to be $500,000, to modernize the Bank's facilities, including installing new automated teller machines ("ATMs") and upgrading its computer systems. Further, the Bank currently is negotiating to lease land in Harford County on which it will build a new branch.

7.   Q.   How will the community benefit from the Reorganization?

     A. In conjunction with the Reorganization, the Board of Directors expects to create a community foundation dedicated to the promotion of charitable purposes including community development, grants or donations to support housing assistance, not-for-profit community groups and other similar community minded projects and organizations. The Holding Company expects to contribute to the Foundation 75,000 shares of its Common Stock, with an estimated value of $750,000 based on the offering price of $10.00 per share in the Offering. The foundation, which is subject to regulatory approval, is being created by the Bank to share the Bank's success with the local communities it serves.

                        VOTING - YOUR VOTE IS IMPORTANT

Baltimore County Savings Bank, F.S.B.'s Depositors (as defined below) are being asked to approve the Plan of Reorganization, which was adopted by the Board of Directors of the Bank and approved by federal regulators. A copy of the Plan of Reorganization may be obtained from any Bank office or by calling the Stock Information Center.

Voting on the Plan does not affect deposit or loan accounts at the Bank, and does not obligate depositors to purchase stock in the Offering.

8.   Q.   Which customers of the Bank are being asked to vote on the Plan?

     A. Depositors of the Bank, as of the Voting Record Date, will be eligible to vote on the Plan. The Voting Depositors have been provided with Proxy Cards and Proxy Statements describing the Plan.

          Each depositor, as of the Voting Record Date, will be entitled to cast one vote for each $100 or fraction thereof of the withdrawable value of any savings accounts in the Bank as of _____________, 1998, the Voting Record Date. Depositors eligible to vote are called "Voting Depositors". In addition, a member who had a loan from the Bank as of June 16, 1987 shall have one additional vote for the period of time the loan is in existence. The maximum number of votes eligible to be cast by any member may not exceed 1,000. Approval of the Plan of Reorganization requires the affirmative vote of a majority of the total votes eligible to be cast.

          The Board of Directors urge Depositors to vote FOR the Plan of Reorganization. Not voting will have the same effect as a vote against the Plan of Reorganization. Without sufficient favorable votes, the Reorganization cannot be completed. In that event, funds submitted by investors in connection with the Offering would be promptly returned, with interest.

9.   Q.   How do I vote by proxy?

     A. Please read the Proxy Statement that you receive. You may vote by completing, signing and returning the Proxy Card in the Proxy Return Envelope provided. Please respond promptly.

10.  Q.   Why have I received more than one Proxy Card?

     A.   If you have more than one deposit account at the Bank, you could
                                                                     -----
          receive more than one informational packet and each packet should contain a separate Proxy Card, depending on the ownership structure of your accounts. PLEASE VOTE, SIGN AND PROMPTLY RETURN ALL PROXY CARDS.

11.  Q.   Am I obligated to purchase stock if I vote in favor of the Plan?

     A. No. Voting in no way obligates you to subscribe for stock. To subscribe for stock, you must submit your order on a separate order form along with the appropriate payment.


                                 THE Offering

Investment in common stock involves certain risks. Before making an investment decision, please carefully read the enclosed Prospectus, including the section entitled "Risk Factors."

12.  Q.   Who may purchase Stock in the Offering?

     A. The Offering consist of (i) a Subscription Offering to certain past and current depositors of the Bank and (ii) Community Offering, initially, to certain residents of Baltimore and Harford Counties in Maryland.

          The common stock is being offered in the following order of priority:
          (i) depositors of the Bank with account balances of $100 or more as of the close of business on September 30, 1996 ("Eligible Account Holders"); (ii) the ESOP; and (iii) depositors of the Bank with account balances of $100 or more as of the close of business on ________ __, 199_ ("Supplemental Eligible Account Holders"); and (iv) members of the Bank as of the Voting Record Date..

          To the extent that shares remain available for purchase, a Community Offering, if any, may commence without notice at any time after the commencement of the Subscription Offering and may terminate at any time without notice but may not terminate later than _______, 1998. The right of any person to purchase shares in the Community Offering, if any, is subject to the absolute right of the Board to accept or reject such purchases in whole or in part. Preference will be given in the Community Offering to permanent residents of Baltimore and Harford Counties.

13.  Q.   What is the price per share?

     A. The shares of Conversion Stock are being offered at a Purchase Price of $10 per share. All subscribers will pay the same price per share.

14.  Q.   When must one place an order for shares of stock?

     A. Eligible depositors wishing to exercise their subscription rights must return a completed Stock Order Form to BALTIMORE COUNTY SAVINGS BANK, F.S.B., together with full payment or appropriate instructions authorizing a withdrawal from a BALTIMORE COUNTY SAVINGS BANK, F.S.B. deposit account, on or prior to the close of the Subscription Offering which will be 12:00 noon, Eastern time on _________, 1998, the expiration date of the Subscription Offering.

15.  Q.   How does one pay for stock during the offering?

     A. First, one may pay for stock with cash (if delivered in person to a BALTIMORE COUNTY SAVINGS BANK, F.S.B. office) or by check or money order. Subscription funds will earn interest at the Bank's passbook rate from the day the Bank receives them until the completion or termination of the Reorganization.

          Second, one may authorize the bank to withdraw funds from a BALTIMORE COUNTY SAVINGS BANK, F.S.B. savings account or certificate of deposit without early withdrawal penalty. These funds will continue to earn interest at the rate in effect for the account until completion of the offering at which time funds will be withdrawn for the stock purchase. Funds remaining in this account (if any) will continue to earn at the contractual rate unless the withdrawal reduces the account balance below the applicable minimum in which case the depositor will receive interest at the passbook rate. A hold will be placed on the depositor's account for the amount specified for stock payment. Such subscribers will not have access to these funds from the day the

          Bank receives the stock order until the completion or termination of the Reorganization.

16.  Q.   How many shares of stock will be offered?

     A. BCSB Bankcorp is offering between 1,517,250 and 2,052,750 shares of its common stock at a price of $10.00 per share.

17.  Q.   What is the minimum and maximum number of shares which may be subscribed for during the offering period?

     A. The minimum number of shares that may be purchased is 25 shares. The maximum number of shares will not exceed a total aggregate purchase price equal to about 1% of the offering. The exact amount will be determined after completion of the appraisal.

18.  Q.   Must one  pay a commission on the stock subscribed for during this offering?

     A. No. Subscribers will not pay a commission on stock purchased in the Subscription Offering, the Community Offering, if any, or Syndicated Community Offering, if any.

19.  Q.   Will subscribers receive interest on funds submitted for stock subscriptions?

     A. Yes. BALTIMORE COUNTY SAVINGS BANK, F.S.B. will pay its current passbook rate from the date funds are received (with a completed Stock Order Form) during the Subscription and Community Offering until completion of the Reorganization and Stock Issuance.

20.  Q.   How much stock do the directors and executive officers of BALTIMORE
          COUNTY SAVINGS BANK, F.S.B. intend to subscribe for through the Subscription Offering?

     A. Directors and executive officers intend to subscribe for $1.2 million in stock. The purchase price paid by directors and officers will be the same as that paid by customers and the general public.

21.  Q.   Are the Subscription Rights transferable to another party?

     A. No. Pursuant to federal regulations, Subscription Rights granted to Eligible Account Holders and Supplemental Eligible Account Holders may be exercised only by the person(s) to whom they are granted. Any person found to be transferring or selling Subscription Rights will be subject to forfeiture of such rights and other penalties.

22.  Q.   If a depositor closed an account several months ago will they still be eligible to subscribe for stock?

     A. If they were an account holder with at least $100 on deposit on September 30, 1996, the Eligibility Record Date, or the Supplemental Eligibility Record Date, they may be eligible to subscribe for stock regardless of whether or not they continue to hold a BALTIMORE COUNTY SAVINGS BANK, F.S.B. account.

23.  Q.   May one obtain a loan from BALTIMORE COUNTY SAVINGS BANK, F.S.B. using stock as collateral to pay for shares?

     A. No. Federal regulations do not allow the Bank to make loans for this purpose, but other financial institutions may make a loan for this purpose.

24.  Q.   Will the FDIC (Federal Deposit Insurance Corporation) insure the shares of stock?

     A. No. The shares will not be insured by the FDIC. No stock is insured. However, the FDIC will continue to insure savings accounts and certificates of deposit up to the applicable limits allowed by law.

25.  Q.   Will there be a market for the stock following the conversion?

     A. BALTIMORE COUNTY SAVINGS BANK, F.S.B. has never issued stock before, and consequently there is no established market for its common stock. The Bank intends to seek approval to have the common stock listed on the NASDAQ National Market System. Trident Securities, Inc. intends to make a market in the common stock. However, purchasers of common stock should recognize that no assurance can be given that an active and liquid trading market will develop or, if developed, will be maintained.

26.  Q.   Can one purchase stock using funds in a BALTIMORE COUNTY SAVINGS BANK,
          F.S.B. IRA account?

     A. If one wishes to utilize Individual Retirement Account deposits held at BALTIMORE COUNTY SAVINGS BANK, F.S.B. to subscribe for stock, potential subscribers are encouraged to call the BALTIMORE COUNTY SAVINGS BANK, F.S.B. Stock Information Center for assistance. There will be no early withdrawal or IRS penalties incurred by these transactions, but additional paperwork will be necessary. The deadline for using a Baltimore County Savings Bank IRA will be one week prior to the expiration of the offering.

27.  Q.   How does one obtain further information concerning the stock offering?

     A. All interested investors are invited to call the Stock Information Center for further information or for a copy of the Prospectus, Stock Order Form, Proxy Statement and Proxy Card. The Stock Information Center will be set up so that it can assist customers in their purchase of stock and answer their questions concerning the Reorganization and Stock Issuance.


     THIS INFORMATION DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BCSB BANKCORP, INC. COMMON STOCK. OFFERS TO BUY OR TO SELL MAY BE MADE ONLY BY THE PROSPECTUS. IF YOU ARE CONSIDERING PURCHASING STOCK, YOU SHOULD READ THE PROSPECTUS PRIOR TO MAKING AN INVESTMENT DECISION. COPIES OF THE PROSPECTUS MAY BE OBTAINED BY CALLING THE STOCK INFORMATION CENTER AT (410) 256-0460.

     THE SHARES OF BCSB BANKCORP, INC. COMMON STOCK BEING OFFERED IN THE OFFERING AND THE EXCHANGE ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                      IV.  Officer and Director Brochure

A.   Explanation

     An Officer and Director Brochure merely highlights in brochure form the purchase commitments shown in the Prospectus.

B.   Quantity

     An Officer and Director brochure is proposed to be sent out in the initial mailing to all the customers and stockholders of the Bank along with the Prospectus. Alternatively, the information contained in this brochure may be combined with the Question and Answer brochure.

                        DIRECTOR AND EXECUTIVE OFFICER
                              INTENDED PURCHASES



                                                      Number of       Percent
Name                      Aggregate Purchase Price     Shares       at Midpoint
----                      ------------------------     ------       -----------
H. Adrian Cox                               $10.00     10,600           .6%

Michael J. Dietz                            $10.00     20,000          1.1

Frank W. Dunton                             $10.00     18,359          1.0

Henry V. Kahl                               $10.00      6,833           .4

Gary C. Loraditch                           $10.00     15,000           .8

William M. Loughran                         $10.00      7,500           .4

George Magsamen                             $10.00      8,000           .4

Martin Meyers                               $10.00      8,000           .4

John J. Panzer                              $10.00     17,500          1.0

P. Louis Rohe, Jr.                          $10.00     10,700           .6

All directors and                           $10.00    122,492        1,224,920
 executive officers of
 the Bank as a
 group (10 persons)

                                V. IRA Mailing



A.   Explanation

     A special IRA mailing is proposed to be sent to all IRA customers of the Bank in order to alert the customers that funds held in an IRA can be used to purchase stock. Since this transaction is not as simple as designating funds from a certificate of deposit like a normal stock purchase, this letter informs the customer that this process is slightly more detailed and involves a personal visit to the Bank.

B.   Quantity

     One IRA letter is proposed to be mailed to each IRA customer of the Bank. These letters would be mailed following regulatory approval of the Reorganization and Stock Issuance and after each customer or stockholder has received the initial mailing containing a Proxy Statement and a Prospectus.

C.   Example - See following page.

               Baltimore County Savings Bank, F.S.B. Letterhead



                                 ________, 1998

Dear Individual Retirement Account Participant:

     As you know, Baltimore County Savings Bank, F.S.B. (the "Bank") is in the process of reorganizing from the mutual form of ownership to the mutual holding company form of ownership whereby the Bank will become a wholly owned subsidiary of BCSB Bankcorp, Inc. (the "Company"), which will own all of the stock of the Bank. Through the Reorganization and Stock Issuance, certain current and former customers have a priority right to purchase shares of common stock of the Company in a Subscription Offering. The Company currently is offering up to 2,052,750 shares, subject to adjustment, of the Company at a price of $10.00 per share.

     As the holder of an individual retirement account ("IRA") at the Bank, you have an opportunity to become a stockholder in the Company using some or all of the funds being held in your IRA. If you desire to purchase shares of common stock of the Company through your IRA, the Bank can assist you in self-directing those funds. This process can be done without an early withdrawal penalty and generally without a negative tax consequence to your retirement account.

     If you are interested in receiving more information on self-directing your IRA, please contact our Stock Information Center at (410) 256-0460. Because it may take several days to process the necessary IRA forms, a response is requested (but not required) by _______, 1998 to accommodate your interest.

                              Sincerely,



                              Michael J. Dietz
                              President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy BCSB Bankcorp, Inc. Common Stock. The offer is made only by the Prospectus, which was recently mailed to you. The shares of BCSB Bankcorp, Inc. Common Stock are not deposits and will not be insured by the Federal Deposit Insurance
                                ---
Corporation or any other governmental agency.

                      VI. Counter Cards and Lobby Posters

A.   Explanation

     Counter cards and lobby posters serve two purposes: (1) As a notice to the Bank's customers and members of the local community that the stock sale is underway and (2) to remind customers and members of the local community of the end of the Subscription and Community Offering.

B.   Quantity

     Approximately 2 - 3 Counter cards may be used in each branch location.

     Approximately 1 - 2 Lobby posters may be used at each branch office.

C.   Example

C.                                                              POSTER
                                                                 OR
                                                                COUNTER CARD



                              BCSB Bankcorp, Inc.

                         Proposed Holding Company for

                     Baltimore County Savings Bank, F.S.B.


                           "STOCK OFFERING MATERIALS
                                AVAILABLE HERE"


                    Subscription and Community Offering End

                                 _______, 1998

                               VII. Invitations


A.   Explanation

     In order to educate customers and the public about the stock offering, the Bank may hold several Community Meetings in various locations. In an effort to target a group of interested investors Trident will request that each Director and Officer of the Bank submit a list of prospective investors that he/she would like to invite to a Community Meeting.

     Prospectuses are given to each prospect at the Community meeting.

B.   Quantity and Method of Distribution

     An invitation is mailed to each prospect.

                      The Directors, Officers & Employees

                                      of

                     Baltimore County Savings Bank, F.S.B.

                             cordially invite you

                        to attend a brief presentation

                        regarding the stock offering of

                              BCSB Bankcorp, Inc.

                               Please join us at

                                     Place

                                    Address

                                      on

                                     Date

                                    at Time

                              for hors d'oeuvres
R.S.V.P.
(410) 256-0460

                                 VIII. Letters


A.   Explanation

     Once the application for Reorganization and Stock Issuance has received regulatory approval, the Bank may send out a series of up to three letters to targeted prospects. These letters are used to help facilitate the marketing effort to this group. All prospects will receive a Prospectus as soon as they are available.

B.   Method of Distribution

     Each prospect is sent a series of up to three letters during the Subscription and Community Offering.

C.   Examples

     1.   Introductory letter
     2.   A.   Thank you letter
               or
          B.   Sorry you were unable to attend letter
     3.   Final reminder letter

                                                                   Example 1


                (Introductory Letter) (non-eligible prospects)

              (Baltimore County Savings Bank, F.S.B. Letterhead)

                                 _______, 1998


Name
Address
City, State, Zip

Dear Name:

     You have probably read recently in the newspaper that Baltimore County Savings Bank, F.S.B. (the "Bank") will soon be reorganizing from the mutual form of organization to the mutual holding company form of organization. This Reorganization and Stock Issuance is the biggest step in the history of the Bank in that it allows customers, community members, employees, officers and directors the opportunity to subscribe for stock in our new holding company - BCSB Bankcorp, Inc. (the "Company").

     I have enclosed a Prospectus and a Stock Order Form that will allow you to subscribe for shares and possibly become a charter stockholder of the Company should you so desire. In addition, we will be holding several presentations for friends of the Bank in order to review the Reorganization and Stock Issuance and the merits of becoming a charter stockholder of the Company. You will receive an invitation shortly.

     I hope that if you have any questions you will feel free to call me or the Bank's Stock Information Center at (410) 256-0460. I look forward to seeing you at our presentation.

                         Sincerely,



                         Michael J. Dietz
                         President


The shares of Common Stock offered in the Reorganization and Stock Issuance are not deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy stock. The offer will be made only by the Prospectus.

                                                                   Example 2A



                              (Thank You Letter)

              (Baltimore County Savings Bank, F.S.B. Letterhead)

                               ___________, 1998



Name
Address
City, State, Zip

Dear Name:

     On behalf of the Board of Directors and management of Baltimore County Savings Bank, F.S.B., I would like to thank you for attending our recent presentation regarding the stock offering by BCSB Bankcorp, Inc. We are enthusiastic about the stock offering and look forward to completing the Subscription and Community Offering on or about _______, 1998.

     I hope that you will join me in being a charter stockholder, and once again thank you for your interest.

                         Sincerely,



                         Michael J. Dietz
                         President



The shares of Common Stock offered in the Reorganization and Stock Issuance are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy stock. The offer will be made only by the Prospectus.

                                                                  Example 2B


                       (Sorry You Were Unable to Attend)

              (Baltimore County Savings Bank, F.S.B. Letterhead)


                             _______________, 1998


Name
Address
City, State, Zip

Dear Name:

     I am sorry you were unable to attend our recent presentation regarding Baltimore County Savings Bank, F.S.B.'s Reorganization and Stock Issuance. The Board of Directors and management are committed to building long term stockholder value, and as a group we are investing over $1.2 million of our own funds in BCSB Bankcorp, Inc. We are enthusiastic about the stock offering and look forward to completing the Subscription and Community Offering on or about _______, 1998.

     We have established a Stock Information Center to answer any questions regarding the stock offering. Should you require any assistance between now and _______, I encourage you either to stop by any office of Baltimore County Savings Bank, F.S.B. or to call our Stock Information Center at (410) 256-0460.

     I hope you will join me in becoming a charter stockholder of BCSB Bankcorp, Inc.

                         Sincerely,



                         Michael J. Dietz
                         President


The shares of Common Stock offered in the Reorganization and Stock Issuance are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy stock. The offer will be made only by the Prospectus.

                                                                  Example 3



                            (Final Reminder Letter)

              (Baltimore County Savings Bank, F.S.B. Letterhead)

                               ___________, 1998



Name
Address
City, State, Zip

Dear Name:

     Just a quick note to remind you that the deadline is quickly approaching for subscribing for stock in BCSB Bankcorp, Inc., the proposed holding company for Baltimore County Savings Bank, F.S.B.. I hope you will join me in becoming a charter stockholder in Western North Carolina's newest publicly owned financial institution holding company.

     The deadline for subscribing for shares to become a charter stockholder is _______, 1998. If you have any questions, I hope you will call our Stock Information Center at (410) 256-0460.

     Once again, I look forward to having you join me as a stockholder of BCSB Bankcorp, Inc.

                         Sincerely,



                         Michael J. Dietz
                         President


The shares of Common Stock offered in the Reorganization and Stock Issuance are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy stock. The offer will be made only by the Prospectus.

                                IX.  Proxygram


A.   Explanation

     A proxygram is used when the majority of votes needed to adopt the Plan of Reorganization and Stock Issuance is still outstanding. The proxygram is mailed to those "target vote" depositors who have not previously returned their signed proxy.

     Target vote depositors are determined by the Conversion Agent.

B.   Example

B.   Example

--------------------------------------------------------------------------------

                               P R O X Y G R A M


                     Baltimore County Savings Bank, F.S.B.




YOUR VOTE ON OUR PLAN OF REORGANIZATION HAS NOT BEEN RECEIVED.
---------                               ---------------------

YOUR VOTE IS VERY IMPORTANT, PARTICULARLY SINCE FAILURE TO VOTE IS EQUIVALENT TO
---------------------------
VOTING AGAINST THE PLAN.

VOTING FOR THE REORGANIZATION WILL NOT AFFECT THE INSURANCE OF YOUR ACCOUNT.  IT
                                                                              --
WILL CONTINUE TO BE INSURED UP TO $100,000 BY THE FEDERAL DEPOSIT INSURANCE
---------------------------------------------------------------------------
CORPORATION.
-----------

YOU MAY PURCHASE STOCK IF YOU WISH, BUT VOTING DOES NOT OBLIGATE YOU TO BUY
STOCK.

PLEASE ACT PROMPTLY! SIGN THE ENCLOSED PROXY CARD AND MAIL, OR DELIVER, THE
                     ----------------------------
PROXY CARD TO BALTIMORE COUNTY SAVINGS BANK, F.S.B. TODAY.  PLEASE VOTE ALL
                                                                        ---
PROXY CARDS RECEIVED.

WE RECOMMEND THAT YOU VOTE "FOR" THE PLAN OF REORGANIZATION. THANK YOU.


                    THE BOARD OF DIRECTORS AND MANAGEMENT OF
                    BALTIMORE COUNTY SAVINGS BANK, F.S.B.

--------------------------------------------------------------------------------

                       IF YOU RECENTLY MAILED THE PROXY,
             PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST.
                 FOR FURTHER INFORMATION CALL (410) 256-4060.

              [Baltimore County Savings Bank, F.S.B. Letterhead]


Dear Member:

     The Office of Thrift Supervision has approved the Plan of Reorganization whereby Baltimore County Savings Bank, F.S.B. (the "Bank") will reorganize from a federally chartered mutual savings bank to a federally chartered stock savings bank and concurrently become a wholly owned subsidiary of BCSB Bankcorp, Inc. (the "Company") (collectively, the "Reorganization"), which in turn will be a majority-owned subsidiary of a mutual holding company to be known as Baltimore County Savings Bank, M.H.C. Simultaneously with the Reorganization, the Company is offering shares of its common stock in Subscription and Community Offerings (the "Stock Issuance"). In connection with the Reorganization and the Stock Issuance, the Company intends to establish a charitable foundation dedicated to charitable and educational purposes within the Baltimore metropolitan area. The Bank and the Company will form the Baltimore County Savings Bank Foundation (the "Foundation"), which will be incorporated under Maryland law as a non-stock corporation, and the Company will contribute 75,000 shares of Common Stock to fund the Foundation.

     Enclosed are a Prospectus and Proxy Statement describing the Reorganization and Stock Issuance and proxy card(s). As a current member of the Bank, we ask you to participate in the Reorganization and Stock Issuance by reviewing the information provided and voting on the Reorganization and Stock Issuance by completing and mailing the enclosed proxies in the enclosed postage-paid envelope as soon as possible. The Board of Directors recommends that you vote in favor of the Plan of Reorganization.

     Although we encourage you to vote on the Plan of Reorganization, unfortunately, the Company is unable to either offer or sell its common stock to you in the Stock Issuance because the small number of eligible subscribers in your jurisdiction makes registration or qualification of the Company's common stock under the securities laws of your jurisdiction impractical for reasons of cost or otherwise. Accordingly, this letter and the materials enclosed herewith should not be considered either an offer to sell or a solicitation of an offer to buy the common stock of the Company.

     If you have any questions about your voting rights or the Reorganization and Stock Issuance in general, please call the Stock Information Center at (410) 256-0460.

                                             Sincerely,



                                             Michael J. Dietz
                                             President

              [Baltimore County Savings Bank, F.S.B. Letterhead]


Dear Member:

     A Special Meeting of Members of Baltimore County Savings Bank, F.S.B. ("the Bank") is scheduled in order to vote on the Reorganization and Stock Issuance, pursuant to which the Bank will reorganize from a federally chartered mutual savings bank to a federally chartered stock savings bank and concurrently become a wholly owned subsidiary of BCSB Bankcorp, Inc. (the "Company"), which in turn will be a majority-owned subsidiary of a mutual holding company to be known as Baltimore County Savings Bank, M.H.C. (collectively, the "Reorganization"). Simultaneously with the Reorganization, the Company is offering shares of its common stock in Subscription and Community Offerings (the "Stock Issuance"). Members also will vote on the proposed establishment of the Baltimore County Savings Bank Foundation (the "Foundation"), which will be dedicated to charitable and educational purposes within the Baltimore metropolitan area. The Special Meeting will be held on _____ __, 1998 at _:00 _.m., Eastern Time, at the administrative office of the Bank, 4111 E. Joppa Road, Baltimore, Maryland.

     The Office of Thrift Supervision has approved the Plan of Reorganization and the Plan of Stock Issuance subject to, among other things, a favorable vote of our members. The officers and the entire Board of Directors URGE YOU TO VOTE IN FAVOR of the Plan of Reorganization and the establishment of the Foundation.

     As part of the Reorganization and Stock Issuance, the Company is offering up to 2,052,750 shares of its common stock (the "Common Stock"), subject to possible adjustment, at a price of $10.00 per share.

     The Board of Directors of the Bank believes that the Reorganization and Stock Issuance and affiliation with the Company will result in a financial institution with greater financial resources and flexibility. The net proceeds from the Stock Reorganization and Stock Issuance and the holding company structure will permit the Bank to expand the financial services currently offered. In connection with the Reorganization and Stock Issuance, let us assure you that:

     . THERE WILL BE NO CHANGE IN THE BALANCE, INTEREST RATE, OR MATURITY OF EXISTING SAVINGS DEPOSITS OR LOANS BECAUSE OF THE REORGANIZATION AND STOCK ISSUANCE. DEPOSITORS AND BORROWERS WILL ENJOY THE SAME SERVICES AT THE SAME LOCATION WITH THE SAME STAFF.

     . MEMBERS HAVE A RIGHT, BUT NO OBLIGATION, TO BUY STOCK BEFORE STOCK IS OFFERED TO THE PUBLIC.

     .    YOUR VOTE FOR APPROVAL IN NO WAY OBLIGATES YOU TO BUY STOCK.

     . YOUR SAVINGS DEPOSITS AT THE BANK WILL CONTINUE TO BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

     Enclosed are a Prospectus, Proxy Statement, Stock Order Form, Proxy Card, and reply envelopes. Members of the Bank (i.e., depositors and certain borrowers) as of the voting record date,________ __, 1998, may complete the proxy form and return it to us in the enclosed envelope in order to exercise their voting rights.

     If you wish to purchase Common Stock, we must receive your Stock Order Form, properly completed, and payment by 12:00 Noon, Eastern Time on________ __, 1998. The purchase of stock is entirely voluntary and no person is obligated to purchase stock. The Bank will pay interest at the passbook savings rate on all amounts paid for the Common Stock in cash (if delivered in person) or by check or money order, from the date payment is received until the date the Stock Reorganization and Stock Issuance is completed. The subscription funds of a subscriber will be aggregated with other funds of the subscriber in determining federal deposit insurance coverage.

     Please feel free to call the Stock Information Center at (410) 256-0460 with any questions.

     We are extremely pleased to offer you this opportunity to participate in our future as a stockholder.

                                             Sincerely,



                                             Michael J. Dietz
                                             President

THE COMMON STOCK OFFERED IN THE STOCK REORGANIZATION AND STOCK ISSUANCE IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED OR GUARANTEED.

THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.

              [Baltimore County Savings Bank, F.S.B. Letterhead]


Dear Friend:

     The Office of Thrift Supervision has approved the Plan of Reorganization whereby Baltimore County Savings Bank, F.S.B. (the "Bank") will reorganize from a federally chartered mutual savings bank to a federally chartered stock savings bank and concurrently become a wholly owned subsidiary of BCSB Bankcorp, Inc. (the "Company") (collectively, the "Reorganization"), which in turn will be a majority-owned subsidiary of a mutual holding company to be known as Baltimore County Savings Bank, M.H.C. Simultaneously with the Reorganization, the Company is offering shares of its common stock in Subscription and Community Offerings (the "Stock Issuance"). In connection with the Reorganization and the Stock Issuance, the Company intends to establish a charitable foundation dedicated to charitable and educational purposes within the Baltimore metropolitan area. The Bank and the Company will form the Baltimore County Savings Bank Foundation (the "Foundation"), which will be incorporated under Maryland law as a non-stock corporation, and the Company will contribute 75,000 shares of Common Stock to fund the Foundation.

     As part of the Stock Issuance, the Company is offering up to 2,052,750 shares, subject to possible adjustment, of its common stock (the "Common Stock"), at a price of $10.00 per share. As a former depositor, subscription rights to purchase shares of Common Stock are being offered to you as well as to certain members as of _________ __, 1998, concurrently with the proxy solicitation of current members of the Bank for their vote on the Plan of Reorganization and the establishment of the Foundation. Orders submitted by you and others in the Subscription Offering are contingent upon approval of the Plan of Reorganization and Stock Issuance at a Special Meeting of Members to be held on _________ __, 1998.

     Enclosed are a Prospectus and Stock Order Form should you decide to purchase Common Stock. You may, but are not obligated to, purchase stock in the Company. Please complete the Stock Order Form if you wish to purchase any shares. Additionally, please designate on the Stock Order Form, in the appropriate place, the method of payment for the shares. We must receive your Stock Order Form, properly completed, and payment by 12:00 Noon, Eastern Time on _______ __, 1998. the Bank will pay interest at its passbook savings rate on all amounts paid for the Common Stock in cash (which must be delivered in person) or by check or money order, from the date payment is received until the date the Stock Reorganization and Stock Issuance is completed.

     We are extremely pleased to offer you this opportunity to participate in our future as a customer of the Bank and as a charter stockholder of the Company.

     If you have any questions, please call the Stock Information Center at
(410)256-0460.

                                             Sincerely,


                                             Michael J. Dietz
                                             President

     THE COMMON STOCK OFFERED IN THE STOCK REORGANIZATION AND STOCK ISSUANCE IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED OR GUARANTEED.

     THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS.

                        [TRIDENT SECURITIES LETTERHEAD]


To Members and Friends of Baltimore County Savings Bank, F.S.B.:

     Trident Securities, Inc., a member of the National Association of Securities Dealers ("NASD"), is assisting Baltimore County Savings Bank, F.S.B. ("the Bank") in its Reorganization and Stock Issuance, pursuant to which the Bank will reorganize from a federally chartered mutual savings bank to a federally chartered stock savings bank and concurrently become a wholly owned subsidiary of BCSB Bankcorp, Inc. (the "Company"), which in turn will be a majority-owned subsidiary of a mutual holding company to be known as Baltimore County Savings Bank, M.H.C. (collectively, the "Reorganization"). Simultaneously with the Reorganization, the Company is offering shares of its common stock in Subscription and Community Offerings (the "Stock Issuance").

     At the request of the Company, we are enclosing materials explaining this Reorganization and Stock Issuance, including an opportunity to invest in shares of the Company's common stock being offered to customers and the community until_______ __, 1998 (unless extended). Please read the enclosed offering materials carefully. The Company has asked us to forward these documents to you in view of certain requirements of the securities laws in your state.

     If you have any questions, feel free to call the Stock Information Center at (410)256-0460.

                                             Very truly yours,



                                             TRIDENT SECURITIES, INC.


     THE COMMON STOCK OFFERED IN THE STOCK REORGANIZATION AND STOCK ISSUANCE IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED OR GUARANTEED.

     THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS.

                                SPECIAL NOTICE


     The transfer, purchase, or sale of subscription rights is illegal. Anyone found to be participating in these actions will lose their subscription rights and be reported to the appropriate regulatory authorities.

     You may be approached by persons who offer to provide you with money to be used to buy stock or who offer to share in possible profits if you will exercise your subscription rights with the intent to transfer the stock or proceeds to those persons. Participation in any such scheme is a violation of the Bank's Plan of Reorganization and Stock Issuance and will subject those participating to civil or criminal fines or penalties.

     Please report any violations or attempts at these actions to the Stock Information Center at (410) 256-0460.